Exhibit 1(b)

MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES

Establishment and Designation

of

Merrill Lynch Select Insititional Fund

                The undersigned, being a majority of the Trustees of Merrill Lynch Funds For Institutions Series, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.9 of the Declaration of Trust dated May 7, 1987 (the “Declaration”) of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.01 per share (the “Shares”), to create a separate Series, within the meaning of said Section 6.9, as follows:

1.	The Series is designated the “Merrill Lynch Select Insititional Fund” (referred to herein as the “Fund”).

2.	Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3.	The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

        IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 24th day of May, 2007.

________________________	/s/ W. Carl Kester
David O. Beim	W. Carl Kester

________________________	/s/ Karen P. Robards
Robert C. Doll, Jr.	Karen P. Robards

/s/ James T. Flynn
James T. Flynn

        The Declaration of Trust establishing Merrill Lynch Funds For Institutions Series, dated May 7, 1987, a copy of which, together with all amendment thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Merrill Lynch Funds For Institutions Series” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Funds For Institutions Series shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.